                                                                       EXHIBIT A

RANDALLS FOOD MARKETS, INC.
ESOP/401(k) SAVINGS PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
FOR THE YEARS ENDED JUNE 30, 2002 AND 2001 AND
INDEPENDENT AUDITORS' REPORT

RANDALLS FOOD MARKETS, INC. ESOP/401(k) SAVINGS PLAN

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                        PAGE
INDEPENDENT AUDITORS' REPORT                                                              1
FINANCIAL STATEMENTS:
  Statements of Net Assets Available for Benefits As of June 30, 2002 and 2001            2

  Statements of Changes in Net Assets Available for Benefits for the Years Ended
    June 30, 2002 and 2001                                                                3

  Notes to Financial Statements                                                         4-8

SUPPLEMENTAL SCHEDULE:

  Assets Held for Investment Purposes at June 30, 2002                                    9

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415)783-4000
Fax: (415)783-4329
www.deloitte.com

                                                        [DELOITTE & TOUCHE LOGO]

INDEPENDENT AUDITORS' REPORT

To the Safeway, Inc. Benefit Plans Committee of the
   Randalls Food Markets, Inc. ESOP/401(k) Savings Plan:

We have audited the accompanying statements of net assets available for benefits of Randalls Food Markets, Inc. ESOP/401(k) Savings Plan (the "Plan") as of June 30, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of June 30, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment purposes as of June 30, 2002 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. This schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCH LLP

April 4, 2003

--------
DELOITTE
Touche
Tohmatsu
--------

RANDALLS FOOD MARKETS, INC.
ESOP/401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
JUNE 30, 2002 AND 2001

                                                     2002            2001
ASSETS -
 Investments at fair value:
   Safeway common stock                          $ 21,345,548    $ 36,133,049
   Short-term investment funds                     38,732,373      40,624,802
   Mutual funds                                    51,551,047      55,279,263
   Participant loans                                2,883,641       2,802,073
                                                 ------------    ------------

        Total investments                         114,512,609     134,839,187

   Due from broker for securities sold                 30,746         163,090
                                                 ------------    ------------

NET ASSETS AVAILABLE FOR BENEFITS                $114,543,355    $135,002,277
                                                 ============    ============

See notes to financial statements.

RANDALLS FOOD MARKETS, INC.
ESOP/401(K) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED JUNE 30, 2002 AND 2001

                                                         2002                2001
ADDITIONS TO NET ASSETS AVAILABLE FOR BENEFITS:
  Investment (loss) income:
    Net depreciation in fair value of investments    $(22,137,455)       $   (419,803)
    Interest and dividends                              2,355,972           5,592,107
                                                     ------------        ------------

       Total investment (loss) income                 (19,781,483)          5,172,304
                                                     ------------        ------------

  Contributions:
    Participants                                        7,683,891           7,855,932
    Rollover                                              101,714              77,635
    Employer                                            2,539,769           5,006,900
                                                     ------------        ------------

       Total contributions                             10,325,374          12,940,467
                                                     ------------        ------------

       Total                                           (9,456,109)         18,112,771

DEDUCTIONS FROM NET ASSETS AVAILABLE
  FOR BENEFITS:
  Benefits paid to participants                        10,872,627          11,444,258
  Administrative expenses                                 130,187              34,706
                                                     ------------        ------------

       Total                                           11,002,814          11,478,964
                                                     ------------        ------------

NET (DECREASE) INCREASE                               (20,458,922)          6,633,807

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                   135,002,277         128,368,470
                                                     ------------        ------------

  End of year                                        $114,543,355        $135,002,277
                                                     ============        ============

See notes to financial statements.

RANDALLS FOOD MARKETS, INC.
ESOP/401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2002 AND 2001

1.       DESCRIPTION OF THE PLAN

         The following description of the Randalls Food Markets, Inc. ESOP/401(k) Savings Plan (the "Plan") is provided for general information only. Participants should refer to the Plan document for more complete information about the Plan's provisions. The following description reflects all plan amendments through June 30, 2002.

         The Randalls Food Markets, Inc. Hourly Paid Employees Stock Ownership Plan and the Randalls Food Markets, Inc. Salaried Employee Stock Ownership Plan (and related trusts) were established on June 24, 1986. The Hourly Paid Employee Stock Ownership Plan was merged into the Salaried Employee Stock Ownership Plan effective January 1, 1994 with the surviving plan being renamed the Randalls Food Markets, Inc. Employee Stock Ownership Plan (the "ESOP").

         Effective April 1, 1997, the Company renamed the ESOP to the Randalls Food Markets, Inc. ESOP/401(k) Savings Plan and amended and restated the ESOP.

         GENERAL - The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is administered by the Safeway, Inc. Benefit Plans Committee (the "Committee"), which is appointed by the Board of Directors of Safeway, Inc. It is the responsibility of the Committee to determine all questions relating to eligibility of employees, to determine and authorize all distributions from the trust fund and to interpret all terms, provisions, conditions and limitations of the Plan. In accordance with the terms of the Plan, the Company has entered into a trust agreement with Fidelity Management Trust Company (the "Trustee"). Among other duties, it is the responsibility of the Trustee to receive contributions, invest in securities and distribute benefit payments. The Plan covers all of the eligible employees of Randalls Food Markets, Inc. and its subsidiaries (the "Company") who are age 21 or older.

         CONTRIBUTIONS - Each year, eligible participants may contribute up to 15% of pretax annual compensation, as defined in the Plan. Randalls will make a matching contribution of 100% of the participants' pretax deferrals, limited to 5% of compensation. As under the ESOP, the matching contributions will be subject to a nondiscrimination test under the Code, which is similar to, but separate from, the nondiscrimination test with respect to pretax deferrals. Matching contributions will be made at the end of each calendar quarter for those participants who made pretax deferrals during such quarter and who are still employed as of the last day of such quarter.

         INVESTMENT OPTIONS - Participants may direct their contributions to any one of eight investment options elected by the participant.

         Vesting - Under the Plan, active participants under the predecessor ESOP are fully vested in their accounts, and on an ongoing basis, these participants are vested immediately in their pretax deferrals and the Company's matching contributions.

         Inactive participants under the predecessor ESOP plans were not immediately vested. These unvested balances become a forfeiture if the participant is not rehired within five years. New participants under the Plan are immediately fully vested in their pretax contributions and the Company's matching contributions.

         HARDSHIP WITHDRAWALS - A participant may request an in-service withdrawal of some or all of his pretax deferrals in the event of a financial hardship, which includes (a) expenses for medical care for the participant or his dependents, (b) costs directly related to the purchase of the participant's principal residence, (c) funeral expenses for a member of the participant's immediate family, (d) payment of tuition for postsecondary education for the participant or his dependents and (e) payments necessary to prevent the eviction of the participant from his principal residence.

         PARTICIPANT LOANS - Participants may request a loan from their accounts (except for Company Stock Accounts or Employee After-Tax Accounts). Participants may borrow a minimum of $500 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term may not exceed five years, except loans used to purchase a primary residence may have terms up to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant's account and bear interest at the prime rate as published in the Wall Street Journal on the last business day of each quarter in which the loan originated, plus 1%. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan.

         INVESTMENT FUNDS:

                  Fidelity Retirement Money Market Fund - This fund is designed to keep principal intact and provide enough return to stay up with inflation.

                  Fidelity Puritan Fund - This fund is designed to provide a higher level of long-term total return while preserving the investment.

                  Spartan U.S. Equity Index Fund - This fund is designed to provide higher long-term return with a higher level of investment risk.

                  MSIFT Value Adviser Fund - This fund is designed to provide higher long-term return with a higher level of investment risk.

                  Strong Opportunity Fund - This fund is designed to provide higher long-term return with a higher level of investment risk.

                  Fidelity Intermediate Bond Fund - This fund is designed to provide more stability of principal than a stock fund as well as a moderate level of return over the long-term.

                  Fidelity Diversified International Fund - This fund is designed to provide a higher long-term return with a higher level of investment risk and earn a rate of return at least 7% over inflation over rolling five-year periods.

         Participants also have the option of allocating their contributions into Safeway common stock. Participants may change their investment options daily.

         PARTICIPANT ACCOUNTS - Each participant's account is credited with the participant's contributions, the Company's matching contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant's total assets among the funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested accounts.

         BENEFIT PAYMENTS - Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (to the extent invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) receive a series of payments over a period of years not to exceed the participant's life expectancy if such balance exceeds $5,000. If a participant's balance is less than $5,000, the participant must receive an immediate lump sum distribution.

         FORFEITED ACCOUNTS - Forfeitures of nonvested matching contributions are used first to restore forfeited amounts upon a participant's reemployment and then used to reduce employer contributions for the plan year and/or to satisfy administrative expenses. At June 30, 2002, forfeited nonvested accounts totaled approximately $28,067.

         PLAN TERMINATION - Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING - The financial statements of the Plan have been prepared under the accrual method of accounting.

         USE OF ESTIMATES - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         INVESTMENT VALUATION AND INCOME RECOGNITION - Investments are reported in the financial statements at their fair market value as determined by quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

         PAYMENT OF BENEFITS - Benefits are recorded when paid.

         INCOME TAXES - The Internal Revenue Service issued a Determination Letter dated January 11,1999 stating that the Plan and related trust as then designed, satisfied the requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the administrator and the tax counsel for the Plan believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Internal Revenue Code, and as of the financial statement date, the Plan was qualified and the related trust was tax-exempt. Therefore, no provision for income taxes has been included in the Plan's financial statements.

3.       INVESTMENTS

         The fair value of individual investments that represent 5% or more of the Plan's net assets at June 30, 2002 and 2001 was as follows:

                                                         2002                 2001
Safeway Common Stock*                                $ 21,345,548         $36,133,049
Fidelity Retirement Money Market Fund                  38,732,373          40,624,802
Fidelity Puritan Fund                                   7,777,531           7,530,935
Spartan U.S. Equity Index Fund                         13,742,160          16,157,032
MSIFT Value Adviser Fund                                6,865,777           7,079,712
Strong Opportunity Fund                                12,979,272          15,471,900
Fidelity Diversified International Fund                 6,774,981

*Nonparticipant-directed

         During 2002, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $22,137,455 as follows:

Mutual Funds                                         $ (8,264,100)
Common stock                                          (13,873,355)
                                                     ------------

Total                                                $(22,137,455)
                                                     ============

         The changes in net assets in the Safeway Common Stock investment option for the years ended June 30, 2002 and 2001 were as follows:

                                                         2002                 2001
                                                         2002                 2001
Beginning Balance                                    $ 36,133,049         $41,472,234

Add:
  Investment income                                         3,262              14,034
  Net depreciation in fair value of investments       (13,873,355)          3,795,514
  Contributions                                         1,074,152             993,834

Less:
  Benefits paid                                        (1,988,909)        (10,140,417)
  Administrative expenses                                  (2,651)             (2,150)
                                                     ------------         -----------

Ending Balance                                       $ 21,345,548         $36,133,049
                                                     ============         ===========

4.       RELATED PARTY TRANSACTIONS

         Certain Plan investments were shares of mutual funds managed by Fidelity Management Trust Company, the Plan Trustee, and therefore, these transactions qualify as party-in-interest. Any purchases and sales of these funds were open market transactions at fair market value. Consequently, such transactions were permitted under the provisions of the Plan and are exempt from the prohibition of party-in-interest transactions under ERISA. Fees paid by the Plan for the investment management services amounted to $130,186 and $34,706 for the years ended June 30, 2002 and 2001, respectively.

5.       SUBSEQUENT EVENT

         Pursuant to a resolution approved and adopted by the Board of Directors, effective November 1, 2002, the net assets available for benefits of the Plan were merged into the Safeway 401(k) Plan and Trust.

                                   * * * * * *

                                                                      SCHEDULE I

RANDALLS FOOD MARKETS, INC.
ESOP/401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i - SUPPLEMENTAL
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
JUNE 30, 2002

                                                                                                CURRENT
                       ASSET NAME AND DESCRIPTION                                                VALUE
* Safeway Common Stock                                                                       $ 21,345,548
* Fidelity Retirement Money Market Fund                                                        38,732,373
* Fidelity Puritan Fund                                                                         7,777,531
* Spartan U.S. Equity Index Fund                                                               13,742,160
* MSIFT Value Adviser Fund                                                                      6,865,777
* Strong Opportunity Fund                                                                      12,979,272
* Fidelity Intermediate Bond Fund                                                               3,411,326
* Fidelity Diversified International Fund                                                       6,774,981
* Participant loans (5,654 loans, interest rates ranging from 9.00% to 9.50%)                   2,883,641
                                                                                             ------------

TOTAL                                                                                        $114,512,609
                                                                                             ============

* Party-in-interest